Exhibit 99.2

Avatar Systems Announces 2nd Quarter and 6 Month Results

- Revenues Up 47% for Quarter -

DALLAS, Aug. 17 /PRNewswire-FirstCall/ -- Avatar Systems, Inc. (OTC Bulletin Board: AVSY) announced today that revenues for the 2nd quarter ended June 30, 2005 totaled $683,738, a 47% increase over the June 30, 2004 quarter. Revenue for the six months was $1,038,648, a 33% increase over the corresponding 2004 period. The increase in revenue is due to the improvement in oil and gas prices and the economic benefit to the oil and gas companies that utilize Avatar products. Each revenue component experienced solid increases, principally hardware and professional services but also maintenance and software sales.

Net income for the 2nd quarter was $77,440, down from $106,560 experienced in the 2nd quarter of 2004. For the six month period, revenues were $48,355, down from $63,631 for the six months of 2004. The decrease in net income for the period was due to higher costs for hardware sales and the launch of document imaging software sales; the addition of a sales manager to market the product and related travel and printing costs.

Chuck Shreve, President and CEO of Avatar said, “The increase in revenues experienced during the quarter and the six month period should continue for the rest of the year. We expect to also see solid performance from our new document imaging product.”

Avatar Systems, Inc. is based in Dallas, Texas. The company provides enterprise resource solutions for companies engaged in the petroleum exploration and production industry as well as Document Management Imaging Solutions for all vertical markets. Avatar has a growing customer base on its Petroware(TM) products, customers utilizing the Company’s Avatar400(TM) IBM AS400 product, and subscribers utilizing its ASP services.

The information in this news release includes certain forward-looking statements that are based upon assumptions that in the future may prove not to have been accurate and are subject to significant risks and uncertainties, including statements to the future financial performance of the Company. Although the Company believes that the expectations reflected in its forward- looking statements are reasonable, it can give no assurance that such expectations or any of its forward-looking statements will prove to be correct. Factors that could cause results to differ include, but are not limited to, successful performance of internal plans, product development and acceptance, the impact of competitive services and pricing, or general economic risks and uncertainties.

SOURCE  Avatar Systems, Inc.
          -0-                                        08/17/2005
          /CONTACT:  The Eversull Group, +1-972-991-1672, or fax, +1-972-991-7359, or jack@theeversullgroup.com , for Avatar Systems, Inc./
          /Web site:  http://www.avatarsystems.net /
          (AVSY)